Exhibit 10.8
EMPLOYMENT AGREEMENT
          EMPLOYMENT AGREEMENT dated May 18, 2010 (the “Employment Agreement”) is made by and between Planet Beach Franchising Corporation, a Delaware corporation (the “Company”), and Stephen P. Smith (the “Executive”).
          WHEREAS, the Executive possesses skills, experience and knowledge that are of significant value to the Company;
          WHEREAS, the Company and the Executive desire to enter into this Employment Agreement;
          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration the sufficiency of which is acknowledged, the parties hereto agree as follows:
          Section 1. Employment.
          1.1. Term. Subject to Section 3, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Employment Agreement, for a period commencing on the Effective Date (defined in Section 6.12) and ending on the termination of the Executive’s employment in accordance with Section 3 (the “Term”).
          1.2. Title; Duties; Place of Performance. During the Term, the Executive shall serve as President and Chief Executive Officer of the Company and such other positions as an officer or director of the Company and such Affiliates of the Company as the Executive and the board or an appropriate committee thereof shall mutually agree from time to time. In such positions, the Executive shall perform such duties, functions and responsibilities during the Term as directed by the Board and shall operate within the guidelines, plans or policies as may be established or approved by the Company from time to time. The Executive’s principal places of employment during the Term shall be in the New Orleans – Metairie – Kenner metropolitan area MSA, Louisiana, except for reasonable travel as required in connection with the business and affairs of the Company.
          1.3. Outside Affairs. During the Term, the Executive shall devote such time, attention, and diligence to the business and affairs of the Company as are necessary to the satisfactory performance of his duties to the Company, and shall conform to and comply with the lawful and reasonable directions and instructions given to him by the Board, consistent with Section 1.1. During the Term, the Executive shall use his best efforts to promote and serve the interests of the Company. Notwithstanding this Section, the Executive may during the Term: (i) engage in charitable and community activities and (ii) manage personal and family investments and affairs, in each case so long as such activities do not violate the terms of this Employment Agreement or interfere with the satisfactory performance of his duties hereunder. In addition, without limiting the generality of the foregoing, during the Term the Executive shall not serve on the boards of directors of any for-profit entity without the prior consent of the Board or an appropriate committee thereof.
          Section 2. Compensation.
          2.1. Salary. As compensation for the performance of the Executive’s services hereunder, the Company shall pay to the Executive a salary at an initial annual rate of $259,000 per year, payable with the same frequency and on the same basis that the Company normally makes salary payments to other executive personnel of the Company (the “Base Salary”). The Compensation Committee of the Board (the “Compensation Committee”) shall review and reassess the Base Salary at least annually and may elect to increase it (but not to decrease it), subject to Section 3.2. Any resolution of the Compensation Committee changing the Base Salary shall automatically amend and be incorporated into this Employment Agreement.
          2.2. Bonus. The Executive shall be entitled to receive an annual bonus payable to him in accordance with any bonus award program adopted from time to time by the Compensation Committee.
          2.3. Equity. The Executive shall be eligible to participate in any equity incentive plan that is offered to senior officers of the Company on such terms as the Compensation Committee of the board shall determine from time to time.
          2.4. Benefits. During the Term, the Executive shall be eligible to participate in the health insurance, retirement and other perquisites and benefits of the Company offered to senior officers as in effect from time to time.
          2.5. Vacation and Sick Pay. The Executive will be entitled to paid vacation and sick leave during the Term in accordance with the terms and conditions of the Company’s vacation and sick leave policies for senior officers as in effect from time to time, but not less than four weeks of paid vacation per year. Any earned but unused vacation shall be accrued and may be used by Executive in any subsequent year, but in no event shall earned and unused vacation exceed six weeks at any time, and any excess amount shall be forfeited. Upon termination of his employment for any reason, Executive shall receive vacation pay for all earned but unused vacation, calculated at his Base Salary rate in effect at the time of termination.
          2.6. Holidays. The Executive shall be entitled to all paid holidays given to the Company’s senior officers in accordance with Company policy.
          2.7. Business and Entertainment Expenses. The Company shall promptly pay or reimburse the Executive for all reasonable business out-of-pocket expenses that the Executive incurs during the Term in performing his duties under this Employment Agreement, upon presentation of documentation and in accordance with the expense reimbursement policy of the Company in effect from time to time. With respect to any such payment or reimbursement that would otherwise constitute a deferral of compensation within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), the payment or reimbursement will be made no later than the 15th day of the third month following the later of the end of the calendar year or the end of the Company’s fiscal year in which the expense was incurred.

          2.8. Franchise Rights. During the term of this Agreement, Executive shall not owe any franchise fee or royalties to the Company with respect to any “Planet Beach” locations currently operated directly or indirectly by Executive or any other business established after the date of this Agreement by agreement of Executive and Company.
          Section 3. Employment Termination.
          3.1. Termination of Employment. The Company may terminate the Executive’s employment (i) by reason of his Disability (defined below) (ii) for Cause (defined below), or (iii) without Cause. The Executive may voluntarily terminate his employment (i) by reason of his Disability (defined below), (ii) for Good Reason (defined below) or (iii) without Good Reason. In each case (other than a termination by the Company for Cause) termination shall occur upon not less than 30 days’ notice to the other party specifying the reason therefor, if applicable to the termination. Such notice may not be given until any other notice required by Section 3.2(a) or (b) has been given. The Executive’s employment shall automatically and immediately terminate upon the Executive’s death. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to any Base Salary earned but unpaid through the date of termination, any earned but unpaid bonus for a year prior to the year in which the termination occurs, any accrued but unpaid benefits, all death or disability benefits as may be applicable, all vested benefits under retirement, profit-sharing, incentive and similar plans, any benefits such as COBRA health benefits, that are required by law, and any unreimbursed expenses in accordance with Section 2.7 (collectively, the “Accrued Amounts”).
          3.2. Termination by the Company Other Than For Cause; Termination by the Executive for Good Reason. If (i) the Executive’s employment is terminated by the Company during the Term other than for Cause or (ii) the Executive resigns for Good Reason within 30 days following the deadline set forth in Section 3.2(a)(C) by which the Company must cure the Resignation Condition (the “Cure Deadline”), then in addition to the Accrued Amounts the Executive shall be entitled to the following payments and benefits: (a) an amount equal to three times the Executive’s annual Base Salary in effect at the time of termination, (b) an amount equal to three times the maximum bonus opportunity available to the Executive (had the Executive’s employment not terminated) under any bonus award program in effect for the fiscal year in which termination occurs (based on the bonus plan (if any) in effect for that year) (the payments provided for in clauses (a) and (b) are referred to as the “Severance Payments”), (c) the continuation, on the same terms as an active employee, of medical benefits the Executive would otherwise be eligible to receive as an active employee of the Company for eighteen (18) months or, if earlier, until such time as the Executive becomes eligible for substantially similar medical benefits from a subsequent employer, and (d) full vesting of all benefits under the Company’s retirement, profit-sharing, incentive and similar plans in which the Executive participates. The Severance Payments shall be payable in a lump sum in immediately available funds on or before the 45th day after the termination of the Executive’s employment; provided that the Company’s obligations to make the Severance Payments and provide the benefits described in clauses (c) and (d) above shall be conditioned upon: (i) the Executive’s continued compliance with his obligations under Section 4 of this Employment Agreement and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable release of claims arising in connection with the Executive’s employment and termination of employment with the Company and its Affiliates (the “Release”) substantially in the form attached hereto as Exhibit A and the passage of any period of time allowed the Executive by law or otherwise to revoke the Release. Notwithstanding the preceding sentence, if payment of the Severance Payments as aforesaid would cause the imposition of an excise tax on all or any part of the Severance Payments pursuant to Section 409A of the Code, then payment of all or such part of the Severance Payments shall be delayed or advanced to the earliest practicable date that avoids the imposition of such excise tax. In the event that the Executive breaches any of the covenants set forth in Section 4, the Executive will immediately return to the Company any portion of the Severance Payments that has been paid to the Executive pursuant to this Section 3 and Executive’s entitlement to continued medical benefits shall immediately cease.
For purposes of this Employment Agreement:
     (a) “Good Reason” means (A) one of the following (each, a “Resignation Condition”) has occurred: (i) a material breach by the Company of any of the covenants in this Employment Agreement, including any reduction in the Executive’s Base Salary or target bonus opportunity, other than a reduction that is part of a salary and bonus opportunity reduction program affecting senior executives of the Company generally, (ii) the relocation of the Executive’s principal place of employment, without the Executive’s consent, that would increase the Executive’s one-way commute by more than 40 miles, (iii) assignment of duties or responsibilities inappropriate for an executive officer, except as a result of the Executive’s Disability or ill health, or (iv) the alteration of the Executive’s position in a way that significantly changes his status, offices, reporting requirements, authority, daily routine or responsibilities, whether or not the Executive’s title and location remain the same, which results in a material diminution in such position; (B) the Executive has given the Company written notice of the occurrence of the Resignation Condition within 30 days after the Resignation Condition occurred; and (C) the Company has not cured the Resignation Condition by the date that is 30 days after receiving the notice from the Executive required by clause (B) of this Section.
     (b) “Cause” means (i) an act of fraud by Executive; (ii) Executive’s gross negligence or incompetence in the performance of duties assigned to him under this Agreement; (iii) Executive’s willful violation of any material provision of this Agreement, which has not been cured within fifteen (15) days after notice of such non-compliance has been given by the Company to Executive; (iv) Executive’s failure or refusal (other than by reason of the Executive’s inability, due to physical or mental illness or incapacity, to perform his duties for a period of 90 or fewer consecutive days or 120 or fewer days in any period of 12 months) to comply with directions by the Board or to faithfully or diligently perform services under this Agreement; or (v) Executive’s conviction of a non-vehicular felony.
     (c) “Cured” means, with respect to a party’s conduct, that within the applicable time period, its effect is reversed, to the extent it is capable of being reversed, and the conduct ceases to continue; provided, however, that conduct shall be deemed to be unable to be “cured” if such conduct has had or would have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries, taken as a whole.
     (d) “Disability” means the Executive’s inability, due to physical or mental illness or incapacity, to perform his duties for a period that exceeds 90 consecutive days or 120 days in any period of 12 months.

          3.3. Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive payments due the Executive upon a termination of his employment under this Employment Agreement, other than amounts due under the Asset Purchase Agreement dated the date of this Agreement by and among Planet Beach Franchising Corporation, Planet Beach Brands, L.L.C. and Stephen P. Smith.
          3.4. Resignation from All Positions. Upon the termination of the Executive’s employment by the Company for Cause, the Executive shall be deemed to have resigned, as of the date of such termination, from all positions he then holds as an officer or employee.
          3.5. Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive agrees to reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company and its subsidiaries. The Company shall reimburse the Executive for expenses reasonably incurred by him in connection with such matters as agreed by the Executive and the Board.
          3.6. Section 409A. Notwithstanding the foregoing provisions of this Employment Agreement, if as of the date of termination of the Executive’s employment, he is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on such date of termination), amounts or benefits that are deferred compensation subject to Section 409A of the Code, as determined in the reasonable discretion of the Company, that would otherwise be payable or provided during the six-month period immediately following termination (other than the Accrued Amounts), shall instead be paid or provided, with interest on any delayed payment at the prime lending rate prevailing at such time, as published in the Wall Street Journal, on the first business day after the date that is six months following Executive’s “separation from service” within the meaning of Section 409A of the Code (or, if earlier, the Executive’s date of death).
          3.7. Golden Parachute Excise Tax Provisions. In the event it is determined that any payment or benefit (within the meaning of Section 280G(B)(2) of the Code) to the Executive or for his benefit paid or payable or distributed to or distributable pursuant to the terms of this Employment Agreement or otherwise in connection with, or arising out of, his employment (“Termination Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Golden Parachute Excise Tax”), then the total Termination Payments shall be reduced to the extent the payment of such amounts would no longer cause any portion of the Executive’s total termination benefits to constitute an “excess” parachute payment under Section 280G of the Code and by reason of such excess parachute payment the Executive would be subject to an excise tax under Section 4999(a) of the Code, but only if the Executive (or the Executive’s tax advisor) determines that the after-tax value of the termination benefits calculated with the foregoing restriction exceeds that calculated without the foregoing restriction. Except as otherwise expressly provided herein, all determinations under this Section 3.7 shall be made at the expense of the Company by a nationally recognized public accounting or consulting firm selected by the Company and subject to the approval of Executive, which approval shall not be unreasonably withheld. Such determination shall be binding upon Executive and the Company.
          3.8. Company Withholding. Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the determination of the Executive or his advisor pursuant to Section 3.7, a Golden Parachute Excise Tax will be imposed on any Termination Payment or Payments, the Company shall pay to the applicable government taxing authorities as Golden Parachute Excise Tax withholding, the amount of the Golden Parachute Excise Tax that the Company has actually withheld from the Termination Payment or Payments.
Section 4. Unauthorized Disclosure; Non-Solicitation; Non-Competition; Proprietary Rights.
          4.1. Definitions. For purposes of this Agreement, the following terms shall have the meaning ascribed to them:
               (a) “Affiliate” means the Company’s successors in interest, affiliates (as defined in Rule 12b-2 under Section 12 of the Exchange Act), sister companies or divisions, subsidiaries, parents, purchasers, or assignees;
               (b) “Franchisee” means a person or a business that operates a business under a franchise contract with the Company or its Affiliates.
               (c) “Look Back Period” means the two years preceding the termination of Executive’s employment with the Company, whatever the cause;
               (d) “Potential Franchisee” means a person or business that was given information about becoming a Franchisee by the Company or its Affiliates during the Look Back Period and who is not a Franchisee at the time of enforcement;
               (e) “Restricted Enterprise” means any person or entity engaged, directly or indirectly, in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) any aspect of operations substantially similar to those engaged in by the Company or its Franchisees during the Look Back Period;
               (f) “Restriction Period” means the period during Executive’s employment with the Company (whether during the Term or thereafter) and the two years following the termination of Executive’s employment with the Company, whatever the cause.
               (g) “Franchisee,” “area representative” and “master franchisor” are refer to such persons only in their respective capacities as Franchisees, area representatives or master franchisors of the Company, and references to the business of the Franchisees are intended to mean only those businesses operated under agreements with the Company.
          4.2. The Company. The Company will give Executive Confidential Information, as defined below, and the opportunity to develop goodwill with the Company’s customers and Franchisees. The parties intend that the protective covenants in this Section 4 to be ancillary to the Company’s promises and obligations under this Section 4.2. The parties further intend that

Company’s promises constitute a positive contract and that a court construe Company’s promises and Executive’s obligations as creating bi-lateral obligations.
          4.3. Unauthorized Disclosure. “Confidential Information,” as defined herein, means legally-protectable information relating to the affairs of the Company and/or its Affiliates that is maintained as confidential by the Company, and that is not authorized for disclosure to the public, including, without limitation: technical information, ideas, know-how, and intellectual property; business and marketing plans and proposals; research and development; strategies; customer and supplier lists and information; software; product, pricing and cost information; promotions; development; financing; expansion plans; business policies and practices of the Company and its Affiliates; and information about the business affairs of third parties (including, but not limited to, customers and franchisees) that such third parties provide to Company in confidence. Confidential Information includes trade secrets, but a piece of information need not qualify as a trade secret in order to be protected. The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose, communicate, or furnish to any other person any Confidential Information except for Permitted Disclosures; or use for the Executive’s or any other person’s account any Confidential Information except for Permitted Disclosures. Provided, however, that if a time limitation on this restriction is required in order for it to be enforceable, then this restriction shall be limited to a period of three (3) years following the termination of Executive’s employment (whatever the cause) for any Confidential Information that does not qualify as a trade secret. For trade secrets, this restriction shall extend as long as the information continues to qualify as a trade secret. Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other product, material, data or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in his possession, custody or control (whether in electronic, “hard” or other format). “Permitted Disclosure” means the disclosure of Confidential Information that (i) is made with the prior written consent of the Company, (ii) is required to be disclosed by law or legal process (of which Executive shall have given as much advance written notice to the Company as is practicable under the circumstances), or (iii) is made in the course of the Executive’s employment with the Company, but only to the extent the Executive reasonably deems such disclosure necessary or appropriate to perform the Executive’s responsibilities on behalf of the Company or otherwise advance the interests of the Company.
          4.4. Non-Competition. By and in consideration of the Company’s entering into this Employment Agreement and the payments to be made and benefits to be provided by the Company hereunder, and in further consideration of the Company’s agreement to provide Confidential Information and the ability to develop goodwill to the Executive (as set forth in Section 4.2), the Executive agrees that the Executive shall not during the Restriction Period, anywhere in parishes listed in Appendix “A” compete with the Company or its Affiliates or with any of the Franchisees or engage in any other business similar to that of the Company or its Affiliates or of the Franchisees during the Look Back Period, or which will probably or inevitably result in the use or disclosure of Company’s Confidential Information to any Restricted Enterprise; provided, that in no event shall ownership of two percent (2%) or less of the outstanding securities of any class of any issuer whose securities are registered under the

Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.4, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights generally held by all stockholders. During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status.
          4.5. Non-Solicitation of Employees. During the Restriction Period, the Executive shall not, other than on behalf of the Company, anywhere in parishes listed in Appendix “A” solicit or assist any person to solicit for employment or hire any person who is, or within four months prior to the date of such solicitation or hire was, a director, officer, employee, Franchisee, area representative or master franchisor of the Company or of its Franchisees, Affiliates, area representatives or master franchisors, provided that this Section 4.5 shall not apply to solicitation of a person who responds to general advertising.
          4.6. Non-Solicitation of Customers. During the Restriction Period, the Executive shall not, on behalf of himself or any other person, anywhere in parishes listed in Appendix “A”:
          (a) Call upon any of the customers or clients of the Company, its Franchisees or its Affiliates for the purpose of soliciting or providing any product or service that competes or could compete with any product or service provided by the Company, its Franchisees or its Affiliates,
          (b) Divert or take away, or attempt to take away any of the customers, clients, or patrons of the Company, its Franchisees or its Affiliates; or
          (c) Encourage any of the customers, clients, or patrons of the Company, its Franchisees or its Affiliates to cease doing business with the Company, its Franchisees or Affiliates.
          4.7. Non-Solicitation of Franchisees and Others. During the Restriction Period, the Executive shall not, on behalf of himself or any other person, anywhere in parishes listed in Appendix “A”:
          (a) Call upon any of the Franchisees, Potential Franchisees, area representatives or master franchisors of the Company or its Affiliates for the purpose of soliciting or providing any product or service that competes or could compete with any product or service provided by the Company, its Franchisee or its Affiliates,
          (b) Divert or take away, or attempt to take away any of the Franchisees, area representatives or master franchisors of the Company or its Affiliates; or
          (c) Encourage any of the Franchisees, area representatives or master franchisors of the Company or its Affiliates to cease doing business with the Company or its Affiliates.
          4.8. Existing Franchises. Notwithstanding anything in Sections 4.4, 4.5, 4.6 or 4.7, the Executive shall not be prohibited from operating in their normal course any business owned and operated by the Executive under franchise agreements with the Company or any of its Affiliates or under other agreement with the Company or its Affiliates in effect as of the date of this

Employment Agreement or as expressly hereafter authorized by the Company’s board of directors.
          4.9. Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return to the Company any Severance Payments paid pursuant to Section 3.2. No bond shall be required if an injunction is sought by Company to enforce the restrictions in this Agreement on Executive. The terms of this Section 4.9 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its Affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses.
          4.10. Notice and Early Resolution Conference. During the Restriction Period, Executive will give Company written notice at least 30 days prior to going to work for a Restricted Enterprise, will provide Company with a description of the duties and activities of the new position, and will participate in a mediation or in-person conference if requested to do so by Company within thirty days of such a request in order to help avoid unnecessary legal disputes.
          4.11. Resolution of Rights Regarding Confidential Information and Goodwill. Executive has received Confidential Information and/or developed business goodwill with customers and franchisees through, or in the course of, past association with Company or an Affiliate. The nature and scope of restrictions, necessary to protect the parties’ interests related to these past events, is unresolved. The parties agree that an important purpose of this Agreement is to resolve such uncertainties and to settle such disputes and provide a set of predictable boundaries upon which they may rely to avoid future disputes over what jobs or conduct will result in misappropriation of Confidential Information, conversion of customer goodwill, or similar irreparable harm. To settle and dispose of any dispute regarding these issues, Executive agrees not to sue or otherwise pursue a legal action to avoid the agreed-upon restrictions in the Agreement.
          4.12. Ownership of Intellectual Property. Executive further agrees Executive shall have no ownership rights in any invention, new technique, process, work of authorship, trade secret, discovery, or any other matter (hereafter the “Intellectual Property”) which Executive, either individually or in conjunction with any other employees of Company or third parties, shall invent, create, discover, author, or produce during the term of employment, both before and after the execution of this Agreement, and any Intellectual Property will be owned by the Company. Executive agrees that all copyrightable or patentable materials generated or developed by Executive during the term of his employment, including, but not limited to, computer programs and documentation, shall be considered works made for hire under the copyright and/or patent laws of the United States and other applicable law and that all such works shall, upon creation, be owned exclusively by Company who shall have the exclusive right to exploit, sell, market, license and otherwise use such works. Executive hereby assigns any and all right, title and interest, if any, in and to any Intellectual Property to the Company. Executive will, at the Company’s expense, cooperate fully in any efforts made by the Company to obtain and perfect the Company’s interest in the Intellectual Property, such cooperation including but not limited to Executive’s review and execution of patent applications, copyright registrations, assignments, and related documents. Executive also agrees to cooperate fully, at the Company’s expense, in any litigation involving the Intellectual Property. Executive’s duty to cooperate in obtaining protection for, and in litigation concerning, the Intellectual Property, shall continue beyond the termination of his employment.
          Section 5. Representation. The Executive represents and warrants that (i) he is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Employment Agreement and (ii) he is not otherwise unable to enter into and fully perform his obligations under this Employment Agreement.
          Section 6. Miscellaneous.
          6.1. Amendments and Waivers. This Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that the observance of any provision of this Employment Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. This Employment Agreement may be amended from time to time with the consent of the Executive, which shall not be unreasonably withheld, as may be necessary or appropriate to avoid adverse tax consequences to the Executive under Section 409A of the Code.
          6.2. Assignment. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. The Agreement will inure to the benefit of Company’s Affiliates without need of any further authorization or agreement from Executive. Except as may be expressly provided herein, nothing in this Employment Agreement shall confer upon any person not a party to this Employment Agreement, or the legal representatives of such person, any rights or remedies of any nature or kind whatsoever under or by reason of this Employment Agreement.

          6.3. No Mitigation; No Offset. In the event of any termination of employment, Executive shall be under no obligation to seek other employment; amounts due Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that he may obtain.
          6.4. Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Employment Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:
          (a) If to the Executive, to the most recent home address that the Company maintains in its records for the Executive,
          (b) If to the Company, to:
Planet Beach Franchising Corporation
5145 Taravella Road
Marrero, LA 70072
Attention: Chief Financial Officer
Facsimile: (504) 297-1485
Telephone: (504) 361-5540
          (c) With a copy to:
Fishman Haygood Phelps
    Walmsley Willis & Swanson, L.L.P.
201 St. Charles Avenue
46th Floor
New Orleans, Louisiana 70170
Attention: Maureen Brennan Gershanik
Facsimile: (504) 310-0278
          Any party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.
          6.5. Governing Law; Arbitration.
          (a) Governing Law. This Employment Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the state of Louisiana, without giving effect to the conflicts of law principles thereof.

          (b) Arbitration. The Company and Executive agree to submit all disputes, claims, or controversies that exist or that may arise between them, including without limitation all disputes, claims, or controversies that may arise out of or relate to Executive’s employment with or separation of employment from the Company, and including without limitation all claims that the Company or any of its agents engaged in conduct prohibited on any basis under any federal, state, or local statute, ordinance, regulation, rule of decision, or principle of common law, to arbitration by a single arbitrator in the City of New Orleans, in accord with the employment procedures of the Judicial Arbitration and Mediation Service in effect at the time any party demands arbitration, or such other procedures as the parties may agree upon. Judgment upon the arbitration award will be final, binding, and conclusive upon the parties and may be entered in any court having jurisdiction. By this agreement, neither the Company nor Executive intends to waive any of the substantive remedies to which they may be entitled under applicable law, but only to specify certain procedures for the prompt resolution of all disputes, claims, or controversies.
          6.6. Severability. Whenever possible, each provision or portion of any provision of this Employment Agreement, including those contained in Section 4 , will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Employment Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Employment Agreement in that jurisdiction or the validity or enforceability of this Employment Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court determine that any provision or portion of any provision of this Employment Agreement, including those contained in Section 4, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court deems reasonable or valid.
          6.7. Entire Agreement. From and after the date hereof, this Employment Agreement constitutes the entire agreement between the parties, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties with respect to the subject matter hereof and thereof.
          6.8. Counterparts. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.
          6.9. Binding Effect. This Employment Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.
          6.10. General Interpretive Principles. The headings of the sections, subsections, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include”, “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

          6.11. Mutual Nondisparagement. Executive agrees that following the termination of his employment, whatever the cause, he will not make any disparaging statements about the Company or any statements designed to damage the reputation of the Company. The Company agrees that, following the termination of Executive’s employment, whatever the cause, the Company’s Board of Directors, executives and upper management will not make any disparaging statements about the Executive or any statements designed to damage the reputation of the Executive. Notwithstanding the foregoing, nothing in this Section 6.11 shall prohibit either party from making truthful statements when required by order of a court or other governmental body having jurisdiction.
          6.12. Effective Date. This Employment Agreement shall be effective as of the date on which securities of the Company are first sold under a registration statement filed with the Securities and Exchange Commission (the “Effective Date”). If no such sale occurs before December 31, 2010, this Employment Agreement shall be void.

          IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first written above.

PLANET BEACH FRANCHISING CORPORATION
/s/ Stephen P. Smith
Stephen P. Smith

	By:	/s/ Richard L. Juka
		Name:	Richard L. Juka
		Title:	Senior Vice-President

	By:	/s/ Ronald Warner
		Name:	Ronald Warner
		Title:	Chairman of Corporate Governance, Nominating and Compensation Committee

Exhibit A
WAIVER AND RELEASE OF CLAIMS
1.	General Release. In consideration of the payments and benefits to be made under the Employment Agreement dated May 18, 2010, between Planet Beach Franchising Corporation (the “Company”) and Stephen P. Smith (the “Executive”) (the “Employment Agreement”), the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, shareholders, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party (an “Action”) arising out of or in connection with the Executive’s service as an employee, officer and/or director to any member of the Company Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 (“ERISA”), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act and the Age Discrimination in Employment Act (“ADEA”), excepting only:
(a)	rights of the Executive under this Waiver and Release of Claims and the Employment Agreement, including, but not limited to, the Executive’s rights to payments under Section 3 of the Employment Agreement;

(b)	rights of the Executive relating to equity and equity compensatory awards of the Company held by the Executive as of his date of termination;

(c)	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law and the Employment Agreement;

(d)	rights to indemnification the Executive may have under the by-laws or certificate of incorporation of the Company;

(e)	claims for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group; and

(f)	claims for the reimbursement of un-reimbursed business expenses incurred prior to the date of termination pursuant to applicable Company policy.
2.	No Admissions, Complaints or Other Claims. The Executive acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied. The Executive also acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Company Released Party with any governmental agency, court or tribunal.

3.	Application to all Forms of Relief. This Waiver and Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs and attorney’s fees and expenses.

4.	Specific Waiver. The Executive specifically acknowledges that his acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law the Executive is not permitted to waive.

5.	Voluntariness. The Executive acknowledges and agrees that he is relying solely upon his own judgment; that the Executive is over eighteen years of age and is legally competent to sign this Waiver and Release of Claims; that the Executive is signing this Waiver and Release of Claims of his own free will; that the Executive has read and understood the Waiver and Release of Claims before signing it; and that the Executive is signing this Waiver and Release of Claims in exchange for consideration that he believes is satisfactory and adequate. The Executive also acknowledges and agrees that he has been informed of the right to consult with legal counsel and has been encouraged to do so.

6.	Complete Agreement/Severability. This Waiver and Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims. All provisions and portions of this Waiver and Release of Claims are severable. If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of the Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

7.	Acceptance and Revocability. The Executive acknowledges that he has been given a period of 21 days within which to consider this Waiver and Release of Claims, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply. The Executive may accept this Waiver and Release of Claims at any time within this period of time by signing the Waiver and Release of Claims and returning it to the Company. This Waiver and Release of Claims becomes effective and enforceable on the eighth calendar day following the date of execution by Executive (“Effective Date”). The Executive may revoke his acceptance of this Waiver and Release of Claims at any time within seven calendar days after signing by sending written notice to the Company. Such notice must be received by the Company within the seven calendar day period in order to be effective and, if so received, would void this Waiver and Release of Claims for all purposes. This Waiver and Release of Claims does not waive rights or claims under the ADEA that may arise after the Effective Date. The Executive acknowledges that the rights and claims waived in this Waiver and Release of Claims are in exchange for consideration over and above anything to which Executive is already entitled.

8.	Governing Law. Except for issues or matters as to which federal law is applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the state of Louisiana without giving effect to the conflicts of law principles thereof.

Stephen P. Smith

APPENDIX “A”

Acadia	Allen	Ascension	Assumption
Avoyelles	Beauregard	Bienville	Bossier
Caddo	Calcasieu	Caldwell	Cameron
Catahoula	Claiborne	Concordia	De Soto
East Baton Rouge	East Carroll	East Feliciana	Evangeline
Franklin	Grant	Iberia	Iberville
Jackson	Jefferson	Jefferson Davis	Lafayette
Lafourche	La Salle	Lincoln	Livingston
Madison	Morehouse	Natchitoches	Orleans
Ouachita	Plaquemines	Pointe Coupee	Rapides
Red River	Richland	Sabine	St. Bernard
St. Charles	St. Helena	St. James	St. John the Baptist
St. Landry	St. Martin	St. Mary	St. Tammany
Tangipahoa	Tensas	Terrebonne	Union
Vermilion	Vernon	Washington	Webster
West Baton Rouge	West Carroll	West Feliciana	Winn

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